Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (Registration No. 333-266044) and on Form S-8 (Registration Nos. 333-180552, 333-187021, 333-204867, 333-210820, 333-217022, 333-221546, 333-223839, 333-231442, 333-236028, 333-253972, 333-255740 and 333-264974) of our reports dated May 16, 2022, with respect to the consolidated financial statements of Gilat Satellite Networks Ltd. and the effectiveness of internal control over financial reporting of Gilat Satellite Networks Ltd. included in this Annual Report (Form 20-F/A) for the year ended December 31, 2021.

/s/ Kost Forer Gabbay and Kasierer Kost Forer Gabbay and Kasierer A Member of Ernst & Young Global

Tel-Aviv, Israel
September 14, 2022